Exhibit 99.1

NEWS RELEASE April 10, 2024

FOR IMMEDIATE RELEASE

Crown Castle Appoints Tower Industry Veteran Steven J. Moskowitz
as President and Chief Executive Officer

Moskowitz Brings 25+ Years of Tower Industry Experience and
Proven Track Record of Value Creation

April 10, 2024 - HOUSTON, TX - Crown Castle Inc. (NYSE: CCI) ("Crown Castle" or the "Company") today announced that its Board of Directors has appointed Steven J. Moskowitz as President and Chief Executive Officer, effective April 11, 2024. Mr. Moskowitz will also join the Board on that date.

"We are excited to welcome Steven as Crown Castle's next leader. His appointment marks the conclusion of a robust process during which the CEO Search Committee and the Board unanimously determined that Steven is the candidate best suited to oversee our strategy and path forward. He possesses all the key skill sets that the Board was looking for, including strong operating experience with domain expertise, strategic capital allocation, proven value creation, and prior CEO experience leading high-performing teams," said P. Robert Bartolo, Chair of the Crown Castle Board of Directors.

"Steven's breadth and depth of experience in domestic and international towers and small cell solutions is unique in the industry, and we know that he will provide valuable insights as we continue our progress on the strategic and operating review of the company's enterprise fiber and small cell business, and tower growth opportunities. We are confident that under Steven's leadership, Crown Castle is well positioned to execute on its strategic initiatives and drive enhanced value for our shareholders."

With over 25 years of experience in the industry, Mr. Moskowitz has cultivated a reputation for effective execution and efficient growth. Mr. Moskowitz held several executive leadership roles over his 12 years at American Tower Corporation, including seven years as EVP and President, of the U.S. Tower business. During his tenure, American Tower's U.S. operations became the largest and most profitable U.S. wireless infrastructure company, tripling in size to more than 20,000 cell sites and expanding the indoor DAS network division, growing Adjusted EBITDA approximately 5x, representing more than 85% of the corporation's profitability.

Most recently, Mr. Moskowitz served as CEO of Centennial Towers Holding LP, where he created a leading provider of build-to-suit cell sites in Brazil, Colombia, and Mexico. Prior to Centennial, Mr. Moskowitz served as the CEO of NextG Networks, a provider of fiber-based small cell solutions. During his tenure, he successfully scaled the business, significantly increasing revenue and cash flow, and doubling the asset base prior to its sale to Crown Castle in 2012.

"I have long admired Crown Castle's quality portfolio of communications infrastructure, and I'm pleased to join as CEO during such a pivotal time in its history," said Mr. Moskowitz, incoming President and CEO of Crown Castle. "I believe the opportunities are significant for Crown Castle, and I look forward to working alongside the Board and leadership team to continue to strengthen the Company's operations and unlock value for shareholders.

In connection with Mr. Moskowitz's appointment, Anthony J. Melone, who has served as Crown Castle's Interim President and CEO since January 2024, will assume the role of Special Advisor to the President and CEO of Crown Castle until May 31, 2024, to ensure a seamless transition, and will remain a Crown Castle board member.

Commenting on Mr. Melone, Mr. Bartolo added, "We thank Tony immensely for his service to the Company as Interim CEO during this period of transition and know that we will continue to benefit from his valuable contributions as a director."

The Crown Castle Board of Directors retained a leading global executive search firm, Russell Reynolds, to assist in the CEO search process.

ABOUT CROWN CASTLE

Crown Castle owns, operates and leases more than 40,000 cell towers and approximately 90,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service – bringing information, ideas and innovations to the people and businesses that need them. For more information on Crown Castle, please visit www.crowncastle.com.

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Statements that are not historical facts are hereby identified as forward-looking statements. In addition, words such as "estimate," "anticipate," "project," "plan," "intend," "believe," "expect," "likely," "predicted," "positioned," "continue," "target," "seek," "focus" and any variations of these words and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include (1) statements and expectations regarding the process and outcomes of Company's Fiber Review Committee, including that it will help enhance and unlock shareholder value, (2) that the actions set forth in this press release best position the Company for long term success, including our Board's regular evaluation of all paths to enhance shareholder value, (3) that the Company will benefit from the experience and insights of the newly appointed directors, (4) that the Company will identify the best path forward to capitalize on significant opportunities for growth in our industry, and (5) statements and expectations regarding the Company's revenue for fiscal year 2024. Such forward-looking statements should, therefore, be considered in light of various risks, uncertainties and assumptions, including prevailing market conditions, risk factors described in “Item 1A. Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. Unless legally required, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Our filings with the SEC are available through the SEC website at www.sec.gov or through our investor relations website at investor.crowncastle.com. We use our investor relations website to disclose information about us that may be deemed to be material. We encourage investors, the media and others interested in us to visit our investor relations website from time to time to review up-to-date information or to sign up for e-mail alerts to be notified when new or updated information is posted on the site.

Important Stockholder Information

On April 4, 2024, the Company filed a revised preliminary proxy statement and a WHITE proxy card with the U.S. Securities and Exchange Commission (the "SEC") in connection with its solicitation of proxies for its 2024 Annual Meeting. THE COMPANY'S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD, AND ANY AMENDMENTS AND SUPPLEMENTS TO THESE DOCUMENTS WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the proxy statement, any amendments or supplements to the proxy statement, and other documents as and when filed by the Company with the SEC without charge from the SEC's website at www.sec.gov.

Participant Information

The Company, its directors, director nominees, certain of its officers, and other employees are or will be "participants" (as defined in Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended) in the solicitation of proxies from the Company's stockholders in connection with the matters to be considered at the 2024 Annual Meeting. The identity, their direct or indirect interests (by security holdings or otherwise), and other information relating to the participants is available in the Company's revised preliminary proxy statement on Schedule 14A filed with the SEC on April 4, 2024, on the section entitled “Beneficial Ownership of Common Stock” (on page 89) and Appendix C (on page C-1). All these documents are or will be available free of charge at the SEC's website at www.sec.gov.

CONTACTS:

Dan Schlanger, CFO
Kris Hinson, VP & Treasurer
Crown Castle Inc.
713-570-3050

MEDIA:

Andy Brimmer / Adam Pollack
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449